FOR IMMEDIATE RELEASE	NEWS
April 1, 2020	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Fourth Quarter 2019 Earnings

MIDLAND, Texas April 1, 2020 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and full year ended December 31, 2019. Financial results contained herein reflect the audited consolidated financial statements included in NGS's Form 10-K that was filed on March 31, 2020.

Revenue: Total revenue increased by 22% to $19.7 million for the three months ended in December 31, 2019 compared $16.2 million for the three months ended in December 31, 2018. This increase was primarily due to 19% growth in rental revenue to $15.3 million from $12.8 million during the same periods. Total revenue decreased slightly between consecutive quarters to $19.7 million in the fourth quarter of 2019 from $20.9 million in the third quarter of 2019 primarily due to a decrease in compressor sales, slightly offset by an increase in rental revenue. Total revenue increased to $78.4 million from $65.5 million, or approximately 20%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in revenue was primarily the result of 19% growth in rental revenue driven by an increase in the rentals of large horsepower units as well as a 21% increase in sales revenue.

Operating (Loss) Income: Operating loss for the three months ended December 31, 2019 was $1.3 million, compared to operating loss of $491,000 for the comparative period in 2018. This increase in operating loss is due to a lower sales margin and was impacted by several additional expenses, including an increase in our bad debt allowance of $0.6 million; an increase in our inventory allowance of $0.4 million; higher depreciation expense attributable to our new larger horsepower compressors; and higher selling, general and administrative ("SG&A") expenses associated with professional fees and our former Chief Financial Officer’s retirement. Sequentially, reported operating loss decreased to a loss of $1.3 million for the three months ended December 31, 2019 from a reported operating loss of $14.0 million for the three months ended September 30, 2019. In the third quarter of 2019, operating income was impacted by an inventory allowance, retirement of rental assets and an impairment of goodwill (“impairment and other non-cash charges”) that totaled $14.9 million. In the fourth quarter of 2019, NGS took an additional inventory allowance of $408,000, resulting in impairment and non-cash charges that totaled $15.3 million in 2019. Excluding impairment and other non-cash charges, adjusted operating income for the third quarter of 2019 was $880,000 compared to an adjusted operating loss of $881,000 during the fourth quarter of 2019. This decrease is primarily due to the higher bad debt allowance, lower compressor sales and lower sales margins during the fourth quarter. Reported operating loss for the year ended December 31, 2019 was a loss of $15.2 million compared to a $0.5 million operating loss in 2018. Excluding impairment and other non-cash charges, adjusted operating income was $156,000 during 2019, an increase from a loss of $507,000 during 2018 due to our 20% growth in revenue partially offset by lower margins as well as increased SG&A and depreciation expenses.

Gross Margins: Total gross margins remained flat at $2.0 million for the three months ended December 31, 2019 and 2018. Total adjusted gross margin, exclusive of depreciation, for the three months ended December 31, 2019, increased $301,000 to $7.9 million from $7.6 million for the same period ended December 31, 2018. This improvement is attributable to increased rental revenue partially offset by higher bad debt allowance and lower sales margins. Sequentially, total gross margin decreased to $2.0 million from $3.8 million. Excluding depreciation, total adjusted gross margin decreased to $7.9 million during the fourth quarter of 2019 compared to $9.6 million during the third quarter of 2019. The sequential decrease was due to a decrease in compressor sales, sales margins and increased bad debt allowance in the fourth quarter compared to the third quarter of 2019. For the comparative year end periods, total gross margins increased to $11.2 million in 2019 from $8.8 million in 2018. Total adjusted gross margins increased by 11% to $34.1 million in 2019 from $30.7 million in 2018. This increase was due to our 20% growth in revenue in 2019 that was partially offset by lower margins, as our total adjusted gross margin as a percentage of revenue decreased to 44% in 2019 from 47% in 2018. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Net (Loss) Income: The Company reported a net loss of $1.7 million for the three months ended December 31, 2019 compared to a net loss of $749,000 for the same period in 2018. Excluding an inventory allowance of $0.4 million, adjusted net loss for fourth quarter 2019 was $1.4 million. The fourth quarter 2018 net loss included an adjustment for income tax expense and interest (“tax adjustment”) related to executive compensation of $603,000. Excluding the tax adjustment, the adjusted net loss for the fourth quarter 2018 was $146,000. The increase in net loss in the fourth quarter of 2019 compared to the same period in 2018 is due to lower sales margins, higher bad debt allowance, higher depreciation expense attributable to our new larger horsepower compressors, and higher SG&A expenses associated with professional fees and our former Chief Financial Officer’s retirement. Sequentially, NGS reported a net loss of $1.7 million in the fourth quarter of 2019 compared to a reported net loss of $12.6 million in the third quarter of 2019. Excluding impairment and other non-cash charges, adjusted net loss was $1.4 million in the fourth quarter of 2019 compared to adjusted net income of $967,000 in the third quarter of 2019. The decrease between sequential quarters is due to a decrease in compressor sales, lower sales margins and increased bad debt allowance in the fourth quarter compared to the third quarter of 2019. Finally, we recorded adjusted net loss of $7,000 in 2019 compared to adjusted net income of $137,000 in 2018. Please see discussions of Non-GAAP Financial Measures - Impairment and Other Non-Cash Charges, below.

Earnings per share: For the fourth quarter 2019, the Company reported a loss per diluted share of 13 cents, compared to a loss per diluted share of 6 cents in 2018. Adjusted loss per diluted share was 11 cents in the fourth quarter of 2019 compared to adjusted loss per diluted share of 1 cent in same period in 2018. Sequentially, diluted earnings per share increased from a loss per share of 96 cents in the third quarter of 2019 to a loss per diluted share of 13 cents in the fourth quarter of 2019. Excluding any impairment and other non-cash charges, adjusted loss per diluted share for the fourth quarter of 2019 was 11 cents compared to earnings per diluted share of 7 cents in third quarter of 2019. Excluding impairment and other non-cash adjustments in 2019 and tax adjustments in 2018, adjusted net loss per diluted share was zero in 2019 compared to earnings per diluted share of 1 cent in 2018. Please see discussions of Non-GAAP Financial Measures - Impairment and Other Non-Cash Charges, below.

Adjusted EBITDA: Adjusted EBITDA remained flat at $5.2 million for the three months ended December 31, 2019 compared to the same period in 2018. Adjusted EBITDA decreased to $5.2 million for the three months ended December 31, 2019, as compared to $6.9 million in the previous quarter due to a decrease in compressor sales, lower sales margins and increased bad debt allowance in the fourth quarter. For the year ended December 31, 2019, Adjusted EBITDA increased 10% to $24.0 million in 2019 compared to $21.8 million due to our 20% growth in revenue partially offset by lower margins and increased SG&A expenses. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2019, cash and cash equivalents were approximately $11.6 million, while working capital was $36.9 million and total debt was $417,000. Cash flow from operating activities was $29.4 million for the year ended December 31, 2019, while cash flow used in investing activities was $70.2 million during 2019. Our cash flow used in investing activities included our $63.7 million in rental equipment capital expenditures.

Commenting on fourth quarter and year-end 2019 results, Stephen C. Taylor, President and CEO, said:

“Despite continued volatility in the energy markets and pressures on commodity prices, NGS continued to make progress in our core business during the fourth quarter of 2019. Rental revenue increased 6% sequentially and 19% when compared to the fourth quarter of 2018. We are pleased with our full year 2019 adjusted EBITDA of $24.0 million, which increased 10% when compared to 2018. Additionally, our operating cash flow increased to $29.4 million, an increase of 24% over 2018. We continue to have one of the strongest financial positions in the industry with over $ 11 million in net cash on the balance sheet.

There is little doubt that we are operating in an environment with significant headwinds and an unprecedented level of uncertainty. The NGS team will continue to deliver best-in-class service to our long-term customers who continue to need quality and reliable compression services. We will continue to focus on operating efficiently, use our existing contracts to generate cash and look for opportunities to allocate cash that provide returns to our stakeholders. With little short-term visibility for new projects, we expect capital expenditures to decline at least 75% in 2020, from approximately $65 million in 2019.”

Selected data: The tables below show, for the three months and year ended December 31, 2019 and 2018, revenues and percentage of total revenues, along with our operating loss and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	(in thousands)
Rental	$15,308	78%	$12,829	79%	$56,701	72%	$47,766	73%
Sales	3,947	20%	2,941	18%	19,763	25%	16,269	25%
Service & Maintenance	451	2%	390	3%	1,980	3%	1,443	2%
Corporate	—	—%	—	—%	—	—%	—	—%
Total	$19,706		$16,160		$78,444		$65,478

	Operating Loss
	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	(in thousands)
Rental	$7,265	47%	$6,762	53%	$29,118	51%	$25,906	54%
Sales	358	9%	573	19%	3,666	19%	3,705	23%
Service & Maintenance	291	65%	278	71%	1,350	68%	1,058	73%
Corporate	(9,203)	NA	(8,104)	NA	(49,287)	NA	(31,176)	NA
Total	$(1,289)	(7)%	$(491)	(3)%	$(15,153)	(19)%	$(507)	(1)%

	Adjusted Gross Margin (1)
	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	(in thousands)
Rental	$7,265	47%	$6,762	53%	$29,118	51%	$25,906	54%
Sales	358	9%	573	19%	3,666	19%	3,705	23%
Service & Maintenance	291	65%	278	71%	1,350	68%	1,058	73%
Corporate	—	NA	—	NA	—	NA	—	NA
Total	$7,914	40%	$7,613	47%	$34,134	44%	$30,669	47%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes deprecation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Total revenue	$19,706	$16,160	$78,444	$65,478
Costs of revenue, exclusive of depreciation and amortization	(11,792)	(8,547)	(44,310)	(34,809)
Depreciation allocable to costs of revenue	(5,897)	(5,647)	(22,908)	(21,904)
Gross margin	2,017	1,966	11,226	8,765
Depreciation allocable to costs of revenue	5,897	5,647	22,908	21,904
Adjusted Gross Margin	$7,914	$7,613	$34,134	$30,669

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, an increase in inventory allowance and write-off and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net (loss) income.

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Net loss	$(1,710)	$(749)	$(13,864)	$(466)
Interest expense	3	59	15	69
Income tax expense (benefit)	450	192	(693)	72
Depreciation and amortization	6,051	5,691	23,268	22,080
Impairment of goodwill	—	—	10,039	—
Inventory allowance	408	—	3,758	—
Retirement of rental equipment	—	—	1,512	—
Adjusted EBITDA	$5,202	$5,193	$24,035	$21,755

Non GAAP Financial Measures - Impairment and Other Non-Cash Charges: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating loss and adjusted net loss exclude goodwill impairment, an increase in inventory allowance, and retirement of rental equipment taken in 2019.

The reconciliation of operating loss to adjusted operating loss income is as follows:

Three months ended September 30, 2019
(in thousands)
Reported operating loss	$(14,021)
Impairment of goodwill	10,039
Inventory allowance	3,350
Retirement of rental equipment	1,512
Adjusted operating income	$880

The reconciliation of net loss to adjusted net loss is as follows:

	Three months ended September 30, 2019
	(in thousands)	Per diluted share(1)
Reported net loss	$(12,579)	$(0.96)
Impairment of goodwill	10,039	0.77
Inventory allowance	3,350	0.26
Retirement of rental equipment	1,512	0.12
Income tax adjustment related to the exclusion of these non-cash charges	(1,355)	(0.10)
Change in diluted shares (1)	—	(0.02)
Adjusted net income	$967	$0.07

Notes:

(1) For the three months ended September 30, 2019, restricted stock and stock options were not included in the computation of reported diluted loss per share due to their antidilutive effect ($0.02 per share). A weighted average of 303,359 shares of restricted stock were included in the computation of adjusted diluted earnings per share for the three months ended September 30, 2019.

The reconciliation of operating loss to adjusted operating (loss) income is as follows:

	Three months ended December 31,	Year ended December 31,
	(in thousands)
	2019
Reporting operating loss	$(1,289)	$(15,153)
Impairment of goodwill	—	10,039
Inventory allowance	408	3,758
Retirement of rental equipment	—	1,512
Adjusted operating (loss) income	(881)	156

The reconciliations of net loss to adjusted net loss (income) for the three months and year ended December 31, 2019 and 2018 are as follows:

	Three months ended		Year ended
	(in thousands)	Per Diluted Share(1)	(in thousands)	Per Diluted Share(1)
	December 31, 2019
Reported net loss	$(1,710)	$(0.13)	$(13,864)	$(1.06)
Impairment of goodwill	—	—	10,039	0.77
Inventory allowance	408	0.03	3,758	0.29
Retirement of rental equipment	—	—	1,512	0.11
Income tax adjustment related to the exclusion of these non-cash charges	(97)	(0.01)	(1,452)	(0.11)
Adjusted net loss	$(1,399)	$(0.11)	$(7)	$—

	Three months ended		Year ended
	(in thousands)	Per Diluted Share(2)	(in thousands)	Per Diluted Share(2)
	December 31, 2018
Reported net loss	$(749)	$(0.06)	$(466)	$(0.04)
Income tax adjustment related to executive compensation	603	0.05	603	0.05
Adjusted net (loss) income	$(146)	$(0.01)	$137	$0.01

Notes:

(1) For the three months and year ended December 31, 2019, restricted stock and stock options were not included in the computation of reported and adjusted diluted loss per share due to their antidilutive effect.
(2) For the three months ended December 31, 2018, restricted stock and stock options were not included in the computation of reported and adjusted diluted loss per share due to their antidilutive effect. A weighted average of 268,050 shares of restricted stock were included in the computation of adjusted diluted earnings per share for the year ended December 31, 2018.

Conference Call Details:

Teleconference: Thursday, April 2, 2020 at 8:00 a.m. Central (9:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2019.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$11,592	$52,628
Trade accounts receivable, net of allowance for doubtful accounts of $918 and $291, respectively	9,106	7,219
Inventory	21,080	30,190
Prepaid income taxes	40	3,188
Prepaid expenses and other	597	1,696
Total current assets	42,415	94,921
Long-Term Inventory, net of allowance for obsolescence of $24 and $19, respectively	1,068	3,980
Rental equipment, net of accumulated depreciation of $162,348 and $165,459, respectively	217,742	176,106
Property and equipment, net of accumulated depreciation of $12,847 and $11,570, respectively	21,869	16,644
Right of use assets - operating leases, net of accumulated amortization $158	604	—
Goodwill	—	10,039
Intangibles, net of accumulated amortization of $1,883 and $1,758, respectively	1,276	1,401
Other assets	1,603	1,109
Total assets	$286,577	$304,200
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,975	$2,122
Accrued liabilities	2,287	8,743
Line of credit	417	—
Current operating leases	189	—
Deferred income	640	81
Total current liabilities	5,508	10,946
Line of credit	—	417
Deferred income tax liability	31,243	31,906
Long-term operating leases	415	—
Other long-term liabilities	1,718	1,699
Total liabilities	38,884	44,968
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,178 and 13,005 shares issued, respectively	132	130
Additional paid-in capital	110,573	107,760
Retained earnings	137,478	151,342
Treasury shares, at cost, 38 shares	(490)	—
Total stockholders' equity	247,693	259,232
Total liabilities and stockholders' equity	$286,577	$304,200

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share)
	For the Years Ended December 31,
	2019	2018	2017
Revenue:
Rental income	$56,701	$47,766	$46,046
Sales	19,763	16,269	20,208
Service and maintenance income	1,980	1,443	1,439
Total revenue	78,444	65,478	67,693
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	27,583	21,860	18,160
Cost of sales, exclusive of depreciation stated separately below	16,097	12,564	16,022
Cost of service and maintenance, exclusive of depreciation stated separately below	630	385	370
Selling, general and administrative expenses	10,710	9,096	10,081
Depreciation and amortization	23,268	22,080	21,316
Impairment of goodwill	10,039	—	—
Inventory allowance	3,758	—	273
Retirement of rental equipment	1,512	—	—
Total operating costs and expenses	93,597	65,985	66,222
Operating (loss) income	(15,153)	(507)	1,471
Other income (expense):
Interest expense	(15)	(69)	(14)
Other income	611	182	50
Total other income, net	596	113	36
(Loss) income before income taxes:	(14,557)	(394)	1,507
(Provision for) benefit from income taxes:
Current	31	242	(3,288)
Deferred	662	(314)	21,575
Total income tax benefit (expense)	693	(72)	18,287
Net (loss) income	$(13,864)	$(466)	$19,794
(Loss) earnings per share:
Basic	$(1.06)	$(0.04)	$1.54
Diluted	$(1.06)	$(0.04)	$1.51
Weighted average shares outstanding:
Basic	13,114	12,965	12,831
Diluted	13,114	12,965	13,110

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	For the Years Ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(13,864)	$(466)	$19,794
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,268	22,080	21,316
Deferred taxes	(662)	314	(21,575)
Gain on disposal of assets	(55)	(69)	(87)
Retirement of rental equipment	1,512	—	—
Bad debt allowance (recovery)	664	(185)	90
Inventory allowance	3,758	—	273
Impairment of goodwill	10,039	—	—
Stock-based compensation	2,582	2,385	4,038
(Gain) loss on company owned life insurance	(219)	154	(67)
Changes in operating assets and liabilities:
Trade accounts receivables	(2,550)	1,500	(1,246)
Inventory	8,256	(5,102)	(5,221)
Prepaid income taxes and prepaid expenses	3,288	(578)	(1,852)
Accounts payable and accrued liabilities	(7,225)	3,597	3,410
Deferred income	559	(104)	(2,040)
Other	61	163	666
NET CASH PROVIDED BY OPERATING ACTIVITIES	29,412	23,689	17,499
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(69,938)	(40,065)	(13,536)
Purchase of company owned life insurance	(302)	(289)	(620)
Proceeds from insurance claim	35	—	1,231
Proceeds from sale of property and equipment	30	69	87
NET CASH USED IN INVESTING ACTIVITIES	(70,175)	(40,285)	(12,838)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of other long-term liabilities	(16)	(35)	(23)
Proceeds from exercise of stock options	506	680	1,120
Purchase of treasury shares	(490)	—	—
Taxes paid related to net share settlement of equity awards	(273)	(629)	(644)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(273)	16	453
NET CHANGE IN CASH AND CASH EQUIVALENTS	(41,036)	(16,580)	5,114
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,628	69,208	64,094
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,592	$52,628	$69,208
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$39	$14	$14
Income taxes paid	$275	$85	$3,725
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$836	$144	$55
Transfer of inventory to rental equipment	$1,184	$—	$—
Transfer of prepaids to rental equipment and inventory	$958	$—	$—
Right of use asset acquired through an operating lease	$762	$—	$—